Exhibit 16

[ALBRECHT, VIGGIANO, ZURECK & COMPANY, P.C. LETTERHEAD]

September 13, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20459

        Re:      SysComm International

Dear Sir or Madam:

SysComm International, Inc. (the company) has informed us that it has replaced us with Rubin, Brown, Gornstein & Co. LLP, as the Company's independent accountants for the year ending September 30, 2001.

We have read Item 4 of the Company’s Current Report on Form 8-K dated September 7, 2001 and are in agreement with the statements contained in paragraph (a) therein.

Very truly yours,

/s/   ALBRECHT, VIGGIANO, ZURECK & COMPANY, P.C.

Albrecht, Viggiano, Zureck & Company, P.C.